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THE LOEWEN GROUP INC.

(NYSE, TSE, ME: LWN)
NEWS

Contact:   Sitrick And Company
           Brenda Adrian
           Anita-Marie Hill
           (604) 293-6483
           (310) 788-2850

                              FOR IMMEDIATE RELEASE
 THE LOEWEN GROUP ANNOUNCES APPOINTMENT OF PAUL A. HOUSTON TO BOARD OF DIRECTORS

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Vancouver, BC-June 7, 1999-THE LOEWEN GROUP INC. (NYSE,TSE,ME:LWN) announced today the appointment of Paul A. Houston as a director of the Company. Mr. Houston joins the Board of Directors, filling the vacancy arising from the recent retirement of Thomas M. Taylor.

Mr. Houston, 50, is currently President and Chief Executive Officer of Scott's Restaurants, Inc. (TSE: SRG), a Toronto Stock Exchange listed public company.

"We are delighted that Paul is joining our Board," said John Lacey, Chairman of The Loewen Group. "Paul's vast experience and expertise in consumer businesses parallel our strategic plan going of emphasizing customer service, customer value and multi-location efficiencies."

Mr. Houston is a native of Canada with extensive experience in multi-location consumer businesses and in the development and execution of business plans to generate corporate value.

Based in Vancouver, The Loewen Group Inc. owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada and the United Kingdom. The Company employs approximately 13,000 people and derives 90 percent of its revenue from U.S. operations.

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Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.